UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2016

EVINE Live Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-37495	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

(Address of principal executive offices)

(952) 943-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Evine Live Inc. Executives’ Severance Benefit Plan, dated July 25, 2016

On July 25, 2016, the Board adopted an amended and restated Evine Live Inc. Executives’ Severance Benefit Plan (the “Plan”).  The Plan covers the following individuals: (i) current officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, other than a Chief Executive Officer that has a separate agreement with the Company that includes severance (“Excluded CEO”); and (ii) any additional employees designated by name to participate in the Plan by the Human Resources and Compensation Committee (“Compensation Committee”) or recommended by the Chief Executive Officer and approved by the Compensation Committee (collectively, “Executives”).  In addition to certain other Executives, each of Timothy A. Peterman (our principal financial officer) and Jean- Guillaume Sabatier, (who was included as a named executive officer in the Company’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Item 402(c) of Regulation S-K) are included as Executives under the Plan.  Robert Rosenblatt (the Company’s principal executive officer) is not included as an Executive under the Plan, due to his interim role. The amount of benefits paid under the Plan differs based on whether the person is (a) the Chief Executive Officer (other than an Excluded CEO) or an Executive Vice President (each a “Tier I Executive”) or (b) a Senior Vice President (“Tier II Executive”).

If within a one-year period (the “Benefit Period”) commencing on the date of a Change in Control (as described below and defined in the Plan), (i) the Company terminates the employment of an Executive for any reason other than Cause (as described below and defined in the Plan), death or the Executive becoming disabled or (ii) the Executive terminates his employment for Good Reason (as described below and defined in the Plan), the Executive will be entitled to benefits under the Plan.  In addition, an Executive who was a participant in the Plan on the date of the Change in Control will also be entitled to benefits under the Plan if the Executive’s employment is terminated by the Company during the Benefit Period or the immediately preceding six months.  The amount of the cash severance benefit paid under the Plan under these circumstances (i.e., in connection with a Change in Control) (a) for a Tier I Executive would be an amount equal to (A) one and one-half (1 ½) times the Executive’s highest annual rate of base salary during the preceding 12 month period plus (B) one and one-half (1 ½) times the target annual incentive bonus determined from such base salary and (b) for a Tier II Executive would be an amount equal to (C) one and one-quarter (1 ¼) times the Executive’s highest annual rate of base salary during the preceding 12 month period plus (D) one and one-quarter (1 ¼) times the target annual incentive bonus determined from such base salary.  In addition, for eighteen months for Tier I Executives and for fifteen months for Tier II Executives following any such termination, the Executive would be entitled to reimbursement for a portion of the premium amount for COBRA coverage equal to the amount paid by other similarly situated Executives who have not been terminated and who receive similar group, health, dental and life insurance benefits.

If an Executive’s employment terminates for reasons other than a Change in Control and either (i) at the initiation of the Company for any reason other than Cause, death or the Executive becoming disabled or (ii) at the initiation of the Executive for Good Reason, (i) the Tier I Executive will be entitled to receive an amount of cash severance equal to one and one-quarter (1 ¼) times the Executive’s highest annual rate of base salary during the preceding twelve month period and (ii) the Tier II Executive will be entitled to receive an amount of cash severance equal to one (1) times the Executive’s highest annual rate of base salary during the preceding twelve month period.  In addition, for fifteen months for Tier I Executives and for twelve months for Tier II Executives, following any such termination, the Executive would be entitled to reimbursement for a portion of the premium amount for COBRA coverage equal to the amount paid by other similarly situated Executives who have not been terminated and who receive similar group, health, dental and life insurance benefits.

All severance pay or benefits (whether or not payable in connection with a Change in Control) are conditioned upon the applicable Executive’s execution of an effective release and his or her compliance with applicable covenants under the Plan (including non-solicitation, non-disparagement, confidentiality and non-use covenants).

As defined in the Plan, the following terms, in general, have the following meanings.

●	“Cause” means what the term is expressly defined to mean in a then-effective written agreement between an Executive and the Company or, in the absence of any such then-effective agreement or definition, means (i) a material act of fraud which results in or is intended to result in an Executive’s personal enrichment at the expense of Company, including theft or embezzlement from the Company; (ii) public conduct by an Executive that is materially detrimental to the reputation of the Company; (iii) a material violation by an Executive of any written Company policy, regulation or practice; (iv) the willful or grossly negligent failure to adequately perform the duties of an Executive’s position to the material detriment of the Company; (v) the commission of conduct constituting a felony; (vi) a material breach by an Executive of any of the terms and conditions of an agreement with the Company; or (vii) the Executive continues to materially fail to perform the duties associated with Executive’s employment after being notified of such failure and given reasonable opportunity to cure such failure.

●	“Change in Control” means, subject to certain exceptions, (i) the acquisition by any individual, entity or group of beneficial ownership of 30% or more of either the outstanding shares of our common stock or the combined voting power of our outstanding voting securities; (ii) individuals who are Continuing Directors (as described below and defined in the Plan) cease for any reason to constitute a majority of the members of the Board; (iii) the consummation of a reorganization, merger or consolidation of the Company, a statutory exchange of outstanding Company voting securities, or a sale or disposition (in one or a series of transactions) of all or substantially all of the assets of the Company.

●	“Continuing Director” means an individual (i) who was, as of July 25, 2016, a director of the Company, or (ii) who is elected as a director of the Company subsequent to July 25, 2016 and whose initial election, or nomination for initial election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), any such individual whose initial assumption of office occurs as a result of an actual proxy contest.

●	“Good Reason” means (as described in more detail in the Plan and subject to the exceptions and limitations described therein), without an Executive’s written consent, (i) an adverse and material change in the Executive’s status, positions or responsibilities as compared to the Executive’s status, position or responsibilities as in effect prior to such change; (ii) a material reduction in the amount of either the Executive’s annual base salary or target annual incentive program opportunity as in effect on the date she or he became a participant in the Plan, or as the same may be increased from time to time during the term of the Executive’s participation in this Plan; (iii) the failure to provide or continue in effect materially similar compensation and benefits, in accordance with the plans, practices, policies and programs of the Company in effect for the Executive at any time during the 120-day period immediately preceding the Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company; (iv) the failure of any successor or assign of the Company to assume and expressly agree to perform the obligations under the Plan; (v) any purported termination of the Executive’s employment which is not effected in accordance with the applicable provisions of the Plan; and (vi) any request by the Company that the Executive participate in an unlawful act.

Subject to limited exceptions, the following events (if occurring before a Change in Control) will result in the termination of an Executive’s participation in the Plan: (x) the Executive separates from service with the Company; (y) the Executive ceases to be an officer without being specifically added to the Plan as a designated employee; or (z) the Executive’s participation in the Plan is terminated by the Compensation Committee.

The preceding description of the Plan is only a summary. The complete Plan is filed as an Exhibit to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Evine Live Inc. Executives’ Severance Benefit Plan, dated July 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 27, 2016		EVINE LIVE INC.

	By:	/s/ Damon Schramm
Damon Schramm Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Evine Live Inc. Executives’ Severance Benefit Plan, dated July 25, 2016.